Exhibit 10.18

FOURTH AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Fourth Amendment to Purchase and Sale Agreement (“Fourth Amendment”) is executed as of the 30th day of September, 2011 by and between EQUASTONE PALISADES I, LLC, EQUASTONE PALISADES II, LLC, EQUASTONE PALISADES III, LLC, EQUASTONE GREENWAY I, LLC, EQUASTONE GREENWAY IA, LLC and EQUASTONE GREENWAY II, LLC (collectively, the “Sellers”) and JP REALTY PARTNERS, LTD., a Texas limited partnership (“Purchaser”) and constitutes a part of that certain Purchase and Sale Agreement between the parties dated August 4, 2011 (the “Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

1.          Section 1.1.3 of the Agreement is hereby amended to read in its entirety as follows:

“1.1.3              Purchase Price.            FORTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($44,500,000.00); provided, however, that Purchaser shall not be entitled to an offset of the Blue Cross Blue Shield Escrow Account against the Purchase Price as a credit as described in Section 7.6 of the Agreement.”

2.          Section 1.1.4 of the Agreement is hereby amended to read in its entirety as follows:

“1.1.4              Earnest Money.      $200,000.00 (the “Initial Earnest Money”) including interest thereon, to be deposited in accordance with Section 3.1, plus $2,800,000 (the “Increased Earnest Money”) to be deposited pursuant to Section 4.7 and held in accordance with Section 3.1.”

3.          Section 1.1.13 of the Agreement is amended to read in its entirety as follows:

“1.1.13            Inspection Period.    The period beginning on the Effective Date and ending September 30, 2011.”

4.          Section 1.1.14 of the Agreement is hereby amended to read in its entirety as follows:

“1.1.14            Closing Date.    November 1, 2011.” Sellers and Purchaser agree that in no event shall the Closing Date occur on a date other than the first day of a month.

5.          Section 3.1 of the Agreement is hereby amended to delete the second sentence and to add the following in its place:

“Within two (2) business days after the earlier to occur of (i) one (1) business day after the completion of the 3-14 Audit (as defined in Section 11 of the Fourth Amendment) or (ii) October 14, 2011 (the “3-14 Audit Deadline”), the Purchaser shall deposit the Increased Earnest Money with the Escrow Agent.”

6.          Section 3.4 of the Agreement is hereby amended to read in its entirety as follows:

“ 3.4              Disposition of Earnest Money.      If Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4 or if as of the expiration of the Inspection Period, Purchaser fails to deliver a Due Diligence Acceptance Notice pursuant to Section 4.4, or if Purchaser terminates this Agreement pursuant to Section 5A.2 or Section 6.1.5 or if as of the 3-14 Audit Deadline, Purchaser delivers a 3-14 Audit Termination Notice pursuant to Section 4.7, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one (1) Business Day following Escrow Agent’s receipt of the Due Diligence Termination Notice from Purchaser or one (1) Business Day following Escrow Agent’s receipt of the 3-14 Audit Termination Notice from Purchaser, as the case may be (as long as the current investment can be liquidated and disbursed in one Business Day. No notice to Escrow Agent from Sellers shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4 or Section 4.7 or Section 5A.1 or Section 6.1.5. Except as provided in Section 5A.2, unless this Agreement has been terminated as set forth in Section 4.4 or Section 4.7 or Section 6.1.5, the Earnest Money shall become completely nonrefundable to Purchaser as of the 3-14 Audit Deadline unless Sellers fail to deliver the Closing Documents or otherwise defaults on any material obligation hereunder and in each such case such failure continues beyond the notice and cure period provided in Section 10.2 hereof. At the Closing, the Escrow Agent shall credit the Earnest Money and interest toward the Purchase Price.”

7.          The Agreement is hereby amended to add the following as Section 4.7:

“4.7              3-14 Audit Termination Right.  Purchaser shall have until the 3-14 Audit Deadline to review such information as may be provided by Sellers, in Sellers’ sole discretion, in connection with Purchaser’s 3-14 audit (the “3-14 Audit) (subject to the terms and conditions of Section 11 of the Fourth Amendment). Purchaser hereby agrees to proceed diligently, in good faith, and use its best efforts, to complete the 3-14 Audit by the 3-14 Audit Deadline. If as of the 3-14 Audit Deadline, the 3-14 Audit has not, in good faith, identified any material discrepancy in the Sellers’ books and records, Purchaser shall be obligated to deliver a 3-14 Audit Acceptance Notice and Purchaser shall have no right to terminate this Agreement and this Agreement shall continue in full force and effect and Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.7. If as of the 3-14 Audit Deadline, the 3-14 Audit has, in good faith, identified any material discrepancies in the Sellers’ books and records, Purchaser may, as its sole remedy, terminate this Agreement by giving written notice of termination to Sellers and Escrow Agent, together with a detailed list of the material discrepancies (collectively, the “3-14 Audit Termination Notice”) on or before 3-14 Audit Deadline. If as of the 3-14 Audit Deadline, Purchaser has not had access to all documents reasonably necessary to complete the 3-14 Audit, Purchaser shall provide written notice to Sellers (“Documentation Notice”) that includes a detailed list of the documents that were reasonably necessary to complete the 3-14 Audit that Sellers had not provided. Sellers shall, in its sole discretion, have five (5) business days (the “Document Deadline”) to deliver the documents listed in the Documentation Notice. If Sellers fail to deliver the documents listed in the Documentation Notice by the Document Deadline, Purchaser may, as its sole remedy, terminate this Agreement by giving written notice of termination to Sellers. If Sellers deliver the documents listed in the Documentation Notice, Purchaser shall have an additional five (5) business days to complete the 3-14 Audit, and the 3-14 Audit Deadline shall be extended for such five (5) business day period. If Purchaser does not provide Sellers with a 3-14 Audit Termination Notice on or before the Audit Deadline (as may be extended pursuant to this paragraph), then Purchaser shall be deemed to have delivered a 3-14 Audit Acceptance Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.7, and Purchaser shall be deemed to have acknowledged that it has received or had access to all documents necessary to complete the 3-14 Audit. If Purchaser delivers the 3-14 Audit Termination Notice, this Agreement shall automatically terminate.”

8.          Section 5A.2 is hereby amended to read in its entirety as follows:

“5A.2           Right to Terminate.      Purchaser shall have the right to terminate this Agreement prior to Closing if it fails to get a Loan Commitment for the GE Loan and upon such termination, Purchaser shall receive a refund of its Earnest Money in accordance with Section 3.4.”

9.          The first sentence of Section 7.3 of the Agreement is hereby amended to read in its entirety as follows:

“7.3              Sellers’ Deliveries in Escrow.    No later than two (2) Business Days prior to the Closing Date, each Seller shall deliver into escrow to the Escrow Agent the following with respect to each Property:”

10.         The first sentence of Section 7.4 of the Agreement is hereby amended to read in its entirety as follows:

“7.4              Purchaser’s Deliveries in Escrow.      No later than two (2) Business Days prior to the Closing Date, Purchaser shall deliver into escrow to the Escrow Agreement the following:”

11.         Section 7.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.5              Closing Statements.    No later than two (2) Business Days prior to the Closing Date Sellers and Purchaser shall deposit with Escrow Agent closing statements executed by Sellers and Purchaser consistent with this Agreement in form required by Escrow Agent.”

12.         Purchaser shall execute, and cause KBS of Newport Beach California (“KBS”) to execute, a nondisclosure agreement (the “NDA”) in the form attached as Exhibit “A” hereto. Upon delivery to Sellers of the NDA fully executed by both Purchaser and KBS, Sellers may, in their sole and absolute discretion, make certain financial information of Sellers and their affiliates available to Purchaser in such manner as Sellers shall determine in their sole and absolute discretion (the “Information”). Purchaser represents and warrants to Sellers that Purchaser intends to use this Information for the purpose of completing a so-called “3-14 Audit” under Rule 3-14 of Regulation S-X of the Securities Exchange Act of 1933 (the “3-14 Audit”) and Purchaser acknowledges that Sellers make no representation or warranty as to the truth, accuracy, completeness, integrity or source of the Information provided to Purchaser or its agent under this Section 11 including, but not limited to, any representation or warranty as to the appropriateness or sufficiency of such Information with respect to Rule 3-14 of Regulation S-X. Purchaser acknowledges that Sellers may not have prepared the Information, any portion of the Information, or the material used to create the Information. Purchaser represents and warrants to Sellers that Purchaser shall use the Information provided by Sellers or Sellers’ agents solely for purposes of complying with Rule 3-14 of Regulation S-X and for no other purpose. Purchaser also acknowledges and agrees that it shall use the Information provided by Sellers or Sellers’ agents at Purchaser’s sole risk. Purchaser further represents and warrants to Sellers that Purchaser shall use the Information provided by Sellers or Sellers’ agents in compliance with all applicable laws. Purchaser hereby agrees that it shall indemnify, protect, defend (with legal counsel reasonably acceptable to Sellers) and hold Sellers, Rouleur Realty Advisors, LLC, Peloton Commercial Real Estate, their affiliates, employees, advisors, attorneys, and agents harmless from and against any and all claims, costs, expenses, losses, liabilities, damages, demands (including, without limitation attorneys’ fees and costs) incurred or sustained by Sellers, Rouleur Realty Advisors, LLC, Peloton Commercial Real Estate, their affiliates, employees, advisors, attorneys, and agents in connection with Purchaser’s or KBS’s use or application of the Information or as a result of the conduct of Purchaser or KBS, in each case, whether arising prior, or subsequent, to the Close of Escrow or earlier termination of the Agreement.

13.         This Fourth Amendment shall be deemed to be Purchaser’s Due Diligence Acceptance Notice pursuant to Section 4.4 of the Agreement. As such, Purchaser acknowledges that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important and that Purchaser has waived any right to terminate this Agreement pursuant to Section 4.4.

14.         Purchaser hereby confirms that it will assume all Service Contracts, and all obligations arising under such Service Contracts, that cannot be terminated at the Closing without penalty or payment of a fee and for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing in accordance with Section 4.5 of the Agreement.

15.         The fourth sentence of Section 6.1.4 of the Agreement is hereby amended in its entirety to read as follows:

“Purchaser shall reimburse Sellers, at the Close of Escrow, for Purchaser’s proportionate share (in accordance with the following sentence) of all tenant improvements, commissions and legal fees incurred and outstanding with respect to each of the following leases and with respect to any other Lease or any amendments or modifications to a Lease entered into following the Unrestricted Leasing Period and prior to the Close of Escrow which is approved or deemed approved in accordance with this Section 6.1.4 :

Tenant	Tenant Improvements	Commission	Legal Fees

JDSU	$70,577.00	$104,108.00	To be determined[1]

Hill Country Wind Power	$409,353.00	$587,667.00	To be determined*

Freese & Nichols	$362,826.00	$461,243.00	To be determined*”

16.         Concurrently with the execution of this Fourth Amendment, Purchaser shall execute a listing agreement with Peloton Commercial Real Estate in the form of the Listing Agreement attached hereto as Exhibit “B”. Purchaser shall deliver into escrow to the Escrow Agent the executed Listing Agreement and Escrow Agent shall deliver the executed Listing Agreement to Peloton Commercial Real Estate upon Close of Escrow.

17.         Except as expressly set forth above, Purchaser and Sellers, by the execution hereof, hereby acknowledge that the Agreement remains in full force and effect. This Fourth Amendment shall control in the event of any conflict with the other provisions of the Agreement and the NDA shall control in the event of any conflict with any provisions of the Agreement.

18.         This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which will constitute the same agreement. Any signature page of this Fourth Amendment may be detached from any counterpart of this Fourth Amendment without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Fourth Amendment identical in form hereto but having attached to it one or more additional signature pages.

19.         Facsimile copies of this Fourth Amendment or copies of this Fourth Amendment delivered by electronic mail as a Portable Document Format (Adobe Acrobat) (also known as a PDF) attachment to such electronic mail, shall be considered for all purposes as originals and binding on the parties that executed them.

[SIGNATURES ON FOLLOWING PAGE]

[1]	Seller agrees that the legal fees will be the lesser of the actual legal fees incurred or $2,000 per Lease.

SELLERS:

EQUASTONE PALISADES I, LLC,

By:	/s/ Authorized Signatory
Authorized Signatory

EQUASTONE PALISADES II, LLC,

By:	/s/ Authorized Signatory
Authorized Signatory

EQUASTONE PALISADES III, LLC,

By:	/s/ Authorized Signatory
Authorized Signatory

EQUASTONE GREENWAY I, LLC,

By:	/s/ Authorized Signatory
Authorized Signatory

EQUASTONE GREENWAY IA, LLC,

By:	/s/ Authorized Signatory
Authorized Signatory

EQUASTONE GREENWAY II, LLC,

By:	/s/ Authorized Signatory
Authorized Signatory

PURCHASER:

JP REALTY PARTNERS, LTD., a Texas limited partnership

By:	Trevmar, LLC,
General Partner

	By:	/s/ Mark D. Jordan
Mark D. Jordan, President

EXHIBIT “A”

to Fourth Amendment to

Purchase and Sale Agreement

NDA

NONDISCLOSURE/CONFIDENTIALITY AGREEMENT

THIS NONDISCLOSURE/CONFIDENTIALITY AGREEMENT (this “Agreement”), is entered into as of October 5, 2011, by and among Equastone Palisades I, LLC, a Delaware limited liability company, Equastone Palisades II, LLC, a Delaware limited liability company, Equastone Palisades III, LLC, a Delaware limited liability company, Equastone Greenway I, LLC, a Delaware limited liability company, Equastone Greenway IA, LLC a Delaware limited liability company, and Equastone Greenway II, LLC a Delaware limited liability company (collectively, “Seller”), JP Realty Partners, Ltd., a Texas limited partnership on behalf of itself and its affiliates (hereinafter JP Realty Partners, Ltd. and its affiliates are referred to collectively as “JP Partners”) and KBS Capital Advisors LLC, a Delaware limited liability company on behalf of itself and its affiliates (hereinafter KBS Capital Advisors LLC and its affiliates are referred to collectively as “KBS”). Hereinafter KBS and JP Partners are referred to collectively as the “Receiving Party”.

R E C I T A L S

WHEREAS, Receiving Party is considering purchasing from Seller its interests in those certain real properties (collectively, the “Property”) known as the Richardson Portfolio (the “Potential Transaction”);

WHEREAS, Receiving Party has represented to Seller that KBS is required to perform a so-called “3-14 Audit” under Rule 3-14 of Regulation S-X of the Securities Exchange Act of 1933 (the “3-14 Audit”) to facilitate funding the Potential Transaction;

WHEREAS, Seller may, in its sole discretion, and only upon the terms and conditions set forth in this Agreement and only upon the condition that the Receiving Party keep such information strictly confidential, as hereinafter set forth, provide Receiving Party with certain confidential, non-public information regarding the Property and business of Seller and its affiliates (collectively, the “Seller Parties”);

WHEREAS, Receiving Party is willing to agree to keep such information confidential and to use such information in accordance with the terms of this Agreement and use such information without representation or warranty and at Receiving Party’s sole risk; and

WHEREAS, Receiving Party acknowledges and agrees that the purpose of this Agreement is to protect Seller and maintain Seller’s confidential information.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller and Receiving Party hereby agree as follows:

1.          Definition of “Confidential Information”.  As used in this Agreement, the term “Confidential Information” means all information, whether written or oral, with respect to the Property, Seller and/or Seller Parties that Seller, the Seller Parties or Seller’s agents provide to Receiving Party pursuant to this Agreement after the date hereof, including without limitation, financial information (historical and pro forma), tenant information, and information of third parties as to which Seller has an obligation of confidentiality, together with all analyses, compilations, forecasts, studies or other documents or materials that contain or otherwise reflect such information and all derivatives, improvements and enhancements to any of the above which are created or developed by Receiving Party under this Agreement. However, Confidential Information does not include: (a) information available to the public other than as a result of Receiving Party’s disclosure in violation of this Agreement; (b) information available to Receiving Party from a source other than Seller or Seller Parties; (c) information independently developed by Receiving Party without use of the Confidential Information; or (d) information that Receiving Party is specifically authorized in writing to disclose by Seller.

2.          Nondisclosure of Confidential Information.  In consideration for the covenants and agreements of Seller contained in this Agreement, Receiving Party hereby agrees to keep the Confidential Information private, secret, confidential and proprietary to Seller, and Receiving Party hereby agrees not to disclose the Confidential Information to any person or entity without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion; provided, however, that Receiving Party may disclose the Confidential Information to its directors, officers, partners, employees, agents, financial, legal, accounting and other advisors, representatives, affiliates, and agents who need to know the Confidential Information for the purpose of evaluating the Potential Transaction and Receiving Party’s lenders, potential lenders or co-lenders (each, a “Receiving Party Representative”, and collectively, the “Receiving Party Representatives”) but only to the extent the Receiving Party Representatives have been advised of this Agreement and Receiving Party’s obligations hereunder.

3.          Use of Confidential Information.  Receiving Party and its constituent members, direct or indirect (“Constituent Members”) shall use the Confidential Information for the sole purpose of evaluating the Potential Transaction and complying with Rule 3-14 under Regulation S-X of the Securities Exchange Act of 1933 to the extent required in connection with the Potential Transaction and shall not use the Confidential Information for any other purpose.

4.          Protection of Confidential Information.  Receiving Party hereby agrees to take all reasonable steps that are necessary to ensure that the Confidential Information remains private, secret, confidential and proprietary to Seller, including, without limitation, storing and maintaining the Confidential Information to a standard that is at least the equivalent of the standard that Receiving Party applies to its own private, secret, confidential or proprietary information.

5.          Intentionally Omitted.

6.          Equitable Relief.  Receiving Party hereby acknowledges and agrees (i) that damages may not be an adequate remedy for any breach or default by Receiving Party of any of the provisions of this Agreement, and (ii) that in addition to damages or any other remedy which the Seller Parties may seek on account of any breach or default by Receiving Party of any of the provisions of this Agreement, the Seller Parties may seek specific performance and injunctive and other equitable relief on account of any breach or default by Receiving Party of any of the provisions of this Agreement.

7.          Permitted Disclosures of Confidential Information.  Notwithstanding Section 2 above to the contrary and anything to the contrary in this Agreement, Receiving Party (or its permitted assignees) and its Constituent Members shall be permitted to disclose (a) any Confidential Information that Receiving Party is specifically required to disclose by applicable law or by any court order requiring disclosure, provided, however, prior to any such disclosure, Receiving Party shall promptly notify Seller of any requirement to the extent reasonably practicable to do so, and shall cooperate (at no cost, expense, liability or potential liability to Receiving Party and its Constituent Members) with Seller’s efforts to prevent the disclosure of such Confidential Information, and (b) any Confidential Information relating to this Agreement or the Property (i) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Receiving Party and its Constituent Members or its permitted assignees, (ii) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding, or that is considering holding, an interest (direct or indirect) in any permitted assignee of Receiving Party and its Constituent Members, and (iii) to any broker/dealers in the Receiving Party’s and its Constituent Members or any REIT’s broker/dealer network and any of the REIT’s or Receiving Party’s and its Constituent Members investors.

8.          Representations, Warranties and Acknowledgements by Receiving Party.  Receiving Party represents and warrants to Seller that Receiving Party and its Constituent Members intend to use the Confidential Information for the purpose of evaluating the Potential Transaction and complying with Rule 3-14 under Regulation S-X of the Securities Exchange Act of 1933 and Receiving Party acknowledges that Seller make no representation or warranty as to the truth, accuracy, completeness, integrity or source of the Confidential Information provided to, or received by Receiving Party or the Receiving Party Representatives, including, but not limited to, any representation or warranty as to the appropriateness or sufficiency of the Confidential Information with respect to Rule 3-14 of Regulation S-X. Receiving Party acknowledges that Seller may not have prepared the Confidential Information, any portion of the Confidential Information, or the material used to create the Confidential Information. Receiving Party represents and warrants to Seller that Receiving Party and its Constituent Members shall use the Confidential Information provided by Seller or Seller’s agents solely for purposes of evaluating the Potential Transaction and complying with Rule 3-14 of Regulation S-X and for no other purpose. Receiving Party also acknowledges and agrees that it shall use the Confidential Information provided by Seller or Seller’s agents at Receiving Party’s sole risk. Receiving Party further represents and warrants to Seller that Receiving Party shall use the Confidential Information provided by Seller or Seller’s agents in compliance with all applicable laws.

9.          No Representations or Warranties by Seller.  Seller makes no representation or warranty with respect to the truth, accuracy, completeness, integrity or source of the Confidential Information including, but not limited to, any representation or warranty as to the appropriateness or sufficiency of the Confidential Information with respect to Rule 3-14 of Regulation S-X.

10.         Indemnification.  KBS hereby agrees that it shall indemnify, protect, defend (with legal counsel reasonably acceptable to Seller) and hold Seller, Rouleur Realty Advisors, LLC and Peloton Commercial Real Estate (the “Indemnitees”) harmless from and against any and all claims, costs, expenses, losses, liabilities, damages, demands (including, without limitation reasonable attorneys’ fees and costs) incurred or sustained by the Indemnitees by reason of KBS’ or its Constituent Members or its Receiving Party Representative’s, as applicable, breach of this Agreement. JP Partners hereby agrees that it shall indemnify, protect, defend (with legal counsel reasonably acceptable to Seller) and hold the Indemnitees harmless from and against any and all claims, costs, expenses, losses, liabilities, damages, demands (including, without limitation reasonable attorneys’ fees and costs) incurred or sustained by the Indemnitees by reason of JP Partners’, or its Receiving Party Representative’s, as applicable, breach of this Agreement. For avoidance of doubt, KBS’ indemnification obligations shall only be applicable to a breach of this Agreement by KBS or its Constituent Members or a KBS Receiving Party Representative and JP Partners’ indemnification obligations under this Section 10 shall only be applicable to a breach of this Agreement by JP Partners or a JP Partners Receiving Party Representative.

11.         Rights Conferred.  No persons, other than the Seller and Receiving Party and its Constituent Members, shall have any rights or remedies under this Agreement. Notwithstanding the foregoing, Rouleur Realty Advisors, LLC and Peloton Commercial Real Estate are intended third-party beneficiaries under the provisions of Section 10 of this Agreement with the right to bring an independent cause of action to enforce the provisions of Section 10 of this Agreement.

12.         Interpretation.  To the extent that this Agreement conflicts with any other agreement relating to the Potential Transaction, the parties shall interpret the agreements in a manner that minimizes any express or implied representations or warranties (to the extent any exist) under those agreements.

13.         Intentionally Omitted.

14.         No Other Rights.  This Agreement does not provide Receiving Party with any exclusive or preferential rights with respect to the Property. The parties only intend for this Agreement to govern the treatment of Confidential Information. Receiving Party agrees that such Confidential Information is and shall remain the sole and exclusive proprietary property of Seller and that Receiving Party acquires no license or other rights whatsoever in such Confidential Information by virtue of this Agreement or by virtue of any disclosure of such Confidential Information to Receiving Party pursuant hereto.

15.         Termination of Business Discussions.  Upon any termination of the business discussions between Seller and Receiving Party with regard to the Potential Transaction, Receiving Party hereby agrees, pursuant to written instructions from Seller, to promptly destroy or return to Seller any and all Confidential Information.

16.         Assignment by Receiving Party.  Receiving Party hereby agrees not to assign this Agreement or any of its rights hereunder, whether in whole or in part, without the express prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion, and any purported assignment in violation of this clause shall be null and void. This Agreement shall inure to the benefit of each of the Seller Parties, and shall be binding upon Receiving Party and its permitted successors and assigns. Notwithstanding the foregoing, KBS shall have the right to assign its rights and obligations under this Agreement to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which KBS or an affiliate of KBS acts as the investment advisor without the prior written consent of Seller; provided that KBS shall not be released from its obligations under this Agreement by reason of such assignment.

17.         No Modification.  This Agreement may not be modified without the prior written consent of Seller and Receiving Party.

18.         Governing Law.  The terms of this Agreement are governed by the laws of the State of Texas (without regard to conflicts of law principles), and Receiving Party irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in Dallas, Texas over any suit, action or proceeding relating to this Agreement. Receiving Party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Receiving Party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon Receiving Party and may be enforced in any other courts to whose jurisdiction Receiving Party is or may be subject, by suit upon such judgment.

19.         No Waiver.  It is further understood and agreed that no failure or delay by Seller on exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any right, power or privilege under this Agreement.

20.         Severability.  If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

21.         Survival.  This Agreement shall terminate one (1) year from the Effective Date. Notwithstanding any termination or expiration of this Agreement, whether voluntary or involuntary, whether with or without cause, such termination or expiration shall not impair Seller’s or any Seller Party’s rights under this Agreement nor relieve Receiving Party of its obligations under this Agreement to the extent such rights or obligations arise prior to such termination or expiration or expressly survive such termination or expiration.

22.         Attorney’s Fees.  Should Seller, a Seller Party or Receiving Party retain counsel to enforce any provision of this Agreement, or to seek damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees for the services rendered to such party. For purposes of this paragraph, attorneys’ fees shall include, without limitation, fees incurred in the following: (1) post judgment motions and appeals; (2) contempt proceedings; (3) garnishment, levee, and debtor and third party examinations; (4) discovery; and (5) bankruptcy proceedings, including, without limitation, all motions, adversary proceedings and contested and uncontested matters in a case under Title 11 of the U.S. Code, where a party has appeared through counsel to protect its interests as a creditor under the Bankruptcy Code. This section is intended to be expressly severable from the other provisions of this Agreement, is intended to survive any judgment and is not to be deemed merged into the judgment.

23.         Entire Agreement.  This Agreement constitutes the entire agreement between Seller and Receiving Party relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Purchase and Sale Agreement by and between Seller and JP Partners, the terms and provisions of this Agreement shall control.

24.         Remedies Cumulative.  All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party.

25.         Counterparts; Facsimile Signatures.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument. Signatures to this Agreement may be transmitted by facsimile or by emailing a .pdf or .tif file and shall be valid and effective to bind the party so signing.

26.         Headings.  The captions and headings of the sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

27.         Notices.  All notices or information to be delivered pursuant to this Agreement shall be in writing and shall be given to the parties at their addresses set forth below or at such other address as Seller or any Receiving Party may specify in writing:

To: Seller:

8910 University Center Lane, Suite 400 San Diego, California 92122 Attn: Legal Department Telephone: 858-812-3245

To: JP Partners

14801 Quorum Drive, Suite 200 Dallas, Texas 75254 Attn: Mark D. Jordan Telephone: 972.458.7600 Fax: 972.458.7601

And

Glast, Phillips & Murray, P.C. 14801 Quorum Drive, Suite 500 Dallas, Texas 75254 Attn: Ira F. Levy Telephone: 972.419.8384 Fax: 972.419.8329

To: KBS

KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attn: Brian Ragsdale
Telephone: 949.797.0305
Fax: 949.417.6518

And

Greenberg Traurig
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attn: Scott Morehouse, Esq.
Telephone: 949.732.6671
Fax: 949.732.6501

28.         Authorization.  The person executing this Agreement on behalf of each Receiving Party represents and warrants to Seller that he/she is authorized to do so.

[Signature Pages to Follow]

IN WITNESS WHEREOF, Seller and Receiving Party have executed and delivered this Agreement as of the date first written above.

JP PARTNERS

JP REALTY PARTNERS, LTD., a Texas limited partnership, on behalf of itself and its affiliates

By:		Trevmar, LLC,
General Partner

	By:	/s/ Authorized Signatory
Authorized Signatory

KBS:

KBS Capital Advisors LLC, a Delaware limited liability company, on behalf of itself and its affiliates

By:		/s/ Authorized Signatory
Name:		Authorized Signatory
Title:

S-1

SELLER: Equastone Palisades I, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

Equastone Palisades II, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

Equastone Palisades III, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

Equastone Greenway I, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

Equastone Greenway IA, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

Equastone Greenway II, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

EXHIBIT “B”

to Fourth Amendment to

Purchase and Sale Agreement

Listing Agreement

(see attached)

LEASING AGREEMENT

This Leasing Agreement (“Agreement”) is entered into as of                     , 2011 (the “Effective Date”), between JP Realty Partners (“Owner”), and PELOTON REAL ESTATE PARTNERS, L.L.C. (“Broker”).

RECITALS:

A.           Owner is purchasing the properties in Richardson, Texas (the “Buildings”); known as:

1.            Palisades Central I, 2425 N. Central Expressway

2.            Palisades Central II, 2435 N. Central Expressway

3.            Greenway I, 2150 Lakeside

4.            Greenway II, 2400 Lakeside

5.            Greenway III, 2100 Lakeside

B.          Owner desires to retain the services of Broker in connection with leasing the Buildings; and

C.          Broker is willing to perform such services on the terms and for the consideration set forth in this Agreement.

AGREEMENTS:

1.          Appointment of Broker.  Broker is hereby appointed as the exclusive leasing agent of Owner for the purpose of promoting the Buildings and leasing any part of the Buildings now or hereafter available for lease during the Term (hereinafter defined) upon the terms and conditions set forth herein, and Broker accepts such appointment. Owner is entering into this Agreement in reliance on Broker’s special abilities with respect to performing the services described herein. Broker accepts the relationship of trust and confidence established between Owner and Broker by this Agreement. Broker covenants with Owner to (a) use its best efforts, skill, judgment, and abilities in performing the services hereunder, (b) cooperate with Owner and its other contractors and consultants in connection with the Buildings, and (c) further the interests of Owner (1) in accordance with Owner’s requirements and (2) in accordance with the highest generally accepted national standards of care, skill, diligence and professional competence applicable to Broker.

2.          Leasing Services.

(a)        Leasing. Except to the extent herein otherwise provided, Broker is the exclusive leasing agent of Owner for the purpose of leasing space within the Buildings during the Term. In accordance with the standards of care set forth in Section 1 of this Agreement, Broker shall diligently perform its duties hereunder in a manner so as to keep the Buildings as fully leased as possible. Broker will perform such services and engage in such negotiations as may be reasonably requested by Owner in the promotion and leasing of the Buildings. Broker shall have no authority, nor shall hold it out as having authority, to execute any document on behalf of Owner, to bind Owner to any lease, intention to lease,

Leasing Agreement

or any agreement for payment of fees or commissions, or to take any other action, which would impose liability upon Owner. Broker shall be responsible for all of its (and its affiliates’) employees and for the supervision of all persons performing services in connection with the performance of its obligations hereunder. In effecting leases Broker shall: (1) prepare all leases on the form approved by Owner and in accordance with the leasing plan and guidelines (“Leasing Plan”) approved by Owner for the Buildings. The Leasing Plan will include minimum rental rates, required levels and coverages of insurance to be carried by the tenant, and other material terms for proposed leases at the Buildings. Any change to the Leasing Plan must be approved in writing by Owner; (2) prepare and submit lease drafts to Owner for approval; (3) concurrently with submission of proposed leases, submit such information as Owner may reasonably require to ascertain and verify the tenant’s creditworthiness; and (4) cooperate with and, where necessary and with Owner’s prior approval, consult with Owner’s legal counsel.

(b)        Inquiries & Negotiations. All inquiries concerning new leases shall be referred to Broker, and all lease negotiations shall be conducted by or under direction of Broker. Owner may enter into negotiations directly with any prospective tenants provided by Broker; such negotiations by Owner shall not affect the amount of any commissions of Broker or whether or when a commission is deemed to be earned.

(c)        Reporting.    Broker shall prepare and furnish to Owner, at the end of each month or when otherwise requested by Owner, monthly reports, in reasonable detail, summarizing Broker’s activities hereunder and the result obtained therefrom for that month. The reports shall be in a form reasonably acceptable to Owner and shall include: vacancies and pending vacancies, renewals and terminations, leasing prospects and any other information Owner deems necessary.

(d)        Advertising.    Broker shall, at Owner’s expense, advertise the Buildings and place “for lease” signs on the Buildings, subject to Owner’s approval of the type and location of such signs. Owner and Broker shall cooperate and keep each other informed prior to the publication or distribution of any publicity releases relating to the Buildings. All advertisements and all publicity releases prepared by Broker shall be subject to Owner’s prior written approval. Broker shall not publish, display or distribute any advertisement or release without Owner’s prior consent. Owner shall reimburse Broker for all out-of-pocket expenses, if any, directly related to negotiating leases for space in the Property, including, without limitation, all reasonable attorneys’ fees incurred in connection therewith. Owner agrees to bear other incidental costs relating to the lease of space in the Property, including without limitation, costs of leasing signs, postage, telephone, mailings, presentations, reports, renting plans, descriptive brochures and other forms of advertising of space, all of which shall be included in the Approved Operating Budget or otherwise approved by Owner in writing.

(e)        Analysis and Cooperation.    Broker shall, so far as possible from consulting current financial statements of and references for, prospective tenants and prospective guarantors, investigate and analyze such references and financial statements, and use its best judgment in the qualification of prospective tenants. With respect to existing vacancies and immediately following any future vacancy, Broker will promptly prepare rental listings and distribute them to reputable active real estate brokers. All terms and agreements of each listing agreement shall be subject to Owner’s review and written approval prior to distribution. Broker will actively solicit the assistance of, and cooperate

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with, third-party brokers in any manner likely to aid in successfully filling vacancies. Broker shall perform whatever service may be required in connection with the negotiation of leases or renewals, extensions, modifications or cancellation thereof.

3.          Compensation of Broker.    Owner shall pay to Broker leasing commissions (“Leasing Commissions”, as set forth in Exhibit A. Broker is not entitled to any other fees or reimbursables except as expressly set forth in this Agreement and the exhibits attached hereto.

4.          Term and Termination.

(a)        Term.  The term of this Agreement shall commence on the Effective Date continue through December 31, 2011.

(b)        Termination.  Owner may terminate this Agreement by written notice to Broker at any time for cause (which for purposes of this Agreement includes, without limitation, (1) Broker’s gross negligence or misconduct that would make its continued association with Owner prejudicial to the best interests or reputation of Owner, (2) the filing of a petition in bankruptcy by, against, or on behalf of Broker, (3) an adverse change in the financial condition of Broker that affects the ability of Broker to perform its services hereunder, or (4) Broker’s breach of any term or condition of this Agreement which is not fully cured within ten business days following written notification thereof by Owner to Broker).

5.          Exclusions.  None.

6.          Miscellaneous.

(a)        Licensing and Authority.  Broker is duly organized, validly existing, and in good standing under the laws of the state of its formation or incorporation and has complied with all applicable laws in order to conduct business in the state where the Buildings is located and where its duties hereunder are to be performed. Broker shall comply with all applicable laws in order to conduct its business in the state where the Buildings is located and where its duties are performed, including obtaining and maintaining all requisite licenses and permits necessary to legally and validly perform its duties hereunder. Broker has all power and authority required to execute, deliver and perform this Agreement, and Broker has sufficient staff and other resources to carry out its duties hereunder in a prompt, efficient, diligent and professional manner.

(b)        Entire Agreement.  This Agreement is the entire agreement between Broker and Owner concerning leasing space in the Buildings.

Leasing Agreement

(c)        Notices.  Any notice by any party to any other party shall be in writing and shall be deemed given (1) when actually received if delivered personally or by fax or (2) three days after deposit in the United States mail, in a registered or certified postage paid envelope addressed to the respective parties as follows:

To Owner:

To Broker:	PELOTON COMMERCIAL REAL ESTATE
8333 Douglas Avenue, Suite 1600
Dallas, TX 75225
Attn: Thomas D. Briggs
Phone:214-220-0600
E-mail: tdbriggs@pelotoncre.com

Either party may at any time change the address for notices to such party by the delivery or mailing or a notice setting forth the changed address.

(d)        Governing Law.    This Agreement has been made and shall be construed and interpreted in accordance with the laws of the State of Texas.

(e)        Indemnification.

I.            Owner agrees to indemnify and hold Broker harmless from and against all claims, disputes, litigation, or judgments (including court costs and reasonable attorneys’ fees) arising from (A) the gross negligence or willful misconduct of Owner, its affiliates, directors, officers, members, employees, agents or representatives (collectively, “Owner Parties”) or any incorrect or misleading information supplied by any Owner Parties to Broker, except to the extent caused by the negligence, reckless or deliberate misconduct, or misrepresentation of Broker; (C) any violation of law, regulation or other governmental order by any Owner Party or (D) any breach in the performance of Owner’s obligations under this Agreement.

II.            Broker agrees to indemnify and hold Owner harmless from and against all claims, disputes, litigation, or judgments (including court costs and reasonable attorney’s fees) arising from (A) any claim for any leasing commission, compensation, brokerage fee or other charges made against Owner, other than those approved in writing by Owner, by any broker or agent other than Broker claiming by, through or under Broker with respect to any lease, lease renewal or expansion of premises in the Buildings; (B) any negligent act or omission of, or willful misconduct or misrepresentation by, Broker, its affiliates, directors, officers, members, employees, agents or representatives (collectively, “Broker Parties”); (C) any violation of law,

Leasing Agreement

regulation or other governmental order by any Broker Party or (D) any breach in the performance of Broker’s obligations under this Agreement.

III.            The applicable indemnifying party shall have sole right to settle the indemnified claim and to choose counsel to defend the indemnified party in any such claim or cause of action; and the indemnified party agrees to cooperate with the indemnifying party and its counsel in defending same.

IV.            The indemnity obligations herein shall survive the termination or expiration of this Agreement.

 V.               Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the liability of Owner to any Broker Party for any default or indemnity by Owner under this Agreement is limited to the interest of Owner in the Buildings and expressly excludes (unless in connection with third party claims) liability for consequential, incidental, special, or punitive damages, None of Owner’s affiliates, partners, directors, officers, members, employees, agents or representatives has any personal liability for any amounts payable or obligations performable by Owner under this Agreement.

(f)        Confidential Information.    Broker agrees, for itself and all persons retained or employed by Broker in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner heretofore or hereafter disclosed to Broker, including but not limited to any data, information, plans, programs, processes, costs, operations, or tenant lists or identifies which may come within the knowledge of Broker in the performance of, or as a result of its services, except where Owner specifically authorizes disclosure.

(g)        Litigation Costs.  If any legal action or other proceeding of any kind is brought for the enforcement of this Agreement or because of a default, misrepresentation, or any other dispute in connection with any provision of this Agreement or the Buildings, the successful or prevailing party shall be entitled to recover all fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

(h)        Independent Contractor.  Nothing contained in this Agreement shall be construed to create a relationship of employer and employee nor agent and principal between the Broker and Owner, it being the intent of the parties that the relationship created hereby is that of independent contractor having only limited authority as specifically set forth in this Agreement. Broker is not acting hereunder as agent, partner or joint venturer of Owner, and another herein shall be construed as reserving to Owner the right to control Broker’s business.

(i)        Permitted Assignment.    Notwithstanding any other provisions of this Agreement, Broker shall be permitted to assign all of its right, title and interest in and to this Agreement to any other entity that is directly or indirectly wholly-owned by Peloton Commercial Real Estate, L.L.C. (“PCRE”) provided Owner receives prior written notice of such assignment. Such permitted assignment shall include any assignment that may be deemed to occur by operation of law in connection with any merger or consolidation of Broker with and/or into any other entity directly or indirectly wholly owned by PREP

Leasing Agreement

(“Intragroup Merger”).     Any such Intragroup Merger shall not be deemed a breach of, cause a default under or trigger any right of termination under, any other provision of this Agreement. Notwithstanding the foregoing, if Broker assigns its rights under this agreement and Owner is not satisfied with the transferee, Owner may terminate this Agreement by giving Broker 15 days prior written notice thereof.

7.          Broker’s Insurance.  Broker shall maintain the following insurance coverage during the term, in each case issued by insurance companies with a Best rating of A- or higher:

Insurance	Minimum Standards

Comprehensive General Liability Insurance	$1,000,000 per occurrence

Excess/Umbrella Liability	$5,000,000 per occurrence

Automobile, Single Limit Bodily Injury and Property Damage	$1,000,000

Professional Liability – E&O	$1,000,000

Crime	$1,000,000

(Maintained by Broker at least two years after completion of services hereunder)

Broker shall furnish Owner, not later than ten days after the date of this Agreement, with copies of policies, certificates of insurance, or other proof evidencing its insurance coverage as required, together with all exclusions and endorsements, including an endorsement that Owner will be given at least 30 days prior written notice of cancellation or any material change in coverage.

EXECUTED to be effective as of the date set forth above.

OWNER:

By:

Name:
Title:

BROKER: PELOTON REAL ESTATE PARTNERS, LLC

By:

Name:	Thomas D. Briggs
Title:	Partner

Leasing Agreement

EXHIBIT A

BROKER COMPENSATION

1.          New Leases.    For procuring leases of space in the Buildings with new tenants during the Term, Broker shall be compensated as follows:

(a)        Broker’s Sole Source of Tenant:    Where Broker is the sole person involved in procuring the lease; the lease commission shall be 4.5% of the total base rent less the exclusions set forth below;

(b)        Broker Cooperates with Co-Broker:  Where other persons or third-party brokers are involved in procuring the lease; the lease commission to the Broker shall be 2.25% of the total base rent less exclusions and the lease commission to the third-party broker shall be 4.5% of the total base rent less the exclusions. Notwithstanding the foregoing, in the event a third-party broker is paid on a basis that is different than described herein, Broker shall be paid on the same basis as the third-party broker, except the commission to Broker shall be 50% of the commission paid to the third-party broker.

2.          Renewals.    For renewals of leases effected during the Term, Broker shall be compensated as follows:

(a)        Broker’s Sole Source of Tenant:    Where Broker is the sole person involved in effecting the renewal: the lease commission shall be 4.5% of the total base rent less the exclusions;

(b)        Broker Cooperates with Co-Broker:  Where other persons or third-party brokers are involved in effecting the renewal: the lease commission to the Broker shall be 2.25% of the total base rent less exclusions and the lease commission to the third-party broker shall be 4.5% of the total base rent less the exclusions or a rate to be negotiated with third-party broker. Notwithstanding the foregoing, in the event a third-party broker is paid on a basis that is different than described herein, Broker shall be paid on the same basis as the third-party broker, except the commission to Broker shall be 50% of the commission paid to the third-party broker.

3.          Expansions.  For the leasing of additional space by an existing tenant during the term, Broker shall be compensated as follows:

(a)        Broker’s Sole Source of Tenant:    Where Broker is the sole person involved in effecting the expansion: the lease commission shall be 4.5% of the total base rent less the exclusions;

(b)        Broker Cooperates with Co-Broker:  Where other persons are involved in effecting the expansion: the lease commission to the Broker shall be 2.25% of the total base rent less exclusions and the lease commission to the third-party broker shall be 4.5% of the total base rent less the exclusions or a rate to be negotiated with third-party broker. Notwithstanding the foregoing, in the event a third-party broker is paid on a basis that is different than described herein, Broker shall be paid on the same basis as the third-party

Leasing Agreement

broker, except the commission to Broker shall be 50% of the commission paid to the third-party broker.

4.          Term.  Notwithstanding anything herein to the contrary, Owner shall initially pay full leasing commissions on total base rent less exclusions during the initial lease term only.

5.          Exclusions to Commissionable Base Rent.  As used herein, “base rent” shall not include amounts paid or payable for: parking charges; percentage rents; payments for the amortization of additional tenant finish, lease buyouts, assumptions, abatements of rent or other tenant inducements; nor any other escalation in rent intended to reimburse Owner for increased operating expenses above the expense stop; security deposits; moving expense reimbursements; cancellation or penalty payments for termination rights; late payment charges; and payments by the tenant, whether denominated as rent or not, to amortize or defray the cost of special or above-standard tenant improvements in excess of the initial tenant improvement allowance. With respect to renewals or expansions effected during the Term where a combined or “blended” rental rate is used, only the net increase in the base rent amount (i.e., the new base rent amount minus the base rent amount previously payable by the tenant prior to such renewal or expansion) shall be included in the commissionable “base rent” hereunder. If any new lease affords the tenant a termination or cancellation right, no commission shall be paid in respect of the cancelable portion of the term until the tenant’s right to do so shall have lapsed unless the tenant is required to pay to Owner a cancellation fee that includes unamortized leasing commissions. In the event Owner signs a triple-net (NNN) lease in the Buildings, then Broker shall be paid on a full service basis utilizing an expense stop that is considered standard for comparable buildings.

6.          Payment of Commissions.

(a)        New Leases.    Commissions due in respect of new leases shall be earned by Broker at the time of full execution of the lease document, and paid one-half (1/2) upon execution of a lease by Owner and the tenant; the remaining one-half (1/2) of the commission shall be payable upon the commencement of the lease term.

(b)        Renewals.  Commissions due in respect of renewals during the Term of this Agreement shall be earned by Broker at the time of full execution of the lease renewal document, and paid upon the execution of the lease renewal document by Owner and the Tenant.

(c)        Expansions.    Commissions due in respect of expansions during the Term of this Agreement shall be earned by Broker at the time of full execution of the lease document, and paid one-half (1/2) upon the execution of the lease document by Owner and the Tenant; the remaining one-half (1/2) of the commission shall be payable upon the commencement of the lease term applicable to the expansion space.

7.          Compensation Following Termination.      Owner shall also pay Broker a commission if, within 90 days after the expiration of the Term, space in a Buildings is leased to any person to whom Broker (a) has toured the property with Broker and (b) can demonstrate an active involvement in the lease discussions with such prospective tenant prior to the expiration of the Term (such involvement must include

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Broker’s participation in presenting a leasing proposal and in negotiating the lease), provided the name of that person or entity is contained on the list described below. Broker shall as a condition precedent to its rights and Owner’s obligations under this Section 7 submit a written list of such persons or entities containing full and complete names and addresses, telephone numbers and primary contact persons to Owner no later than 20 days following the expiration of the Term. If Broker fails to submit that list within such time period, Broker shall not be entitled to any commission under this Section 7 or otherwise.

8.          Entire Amount.  The commissions provided for hereunder shall constitute the entire amount which, in the absence of an express written agreement of Owner to the contrary, Owner shall be obligated to pay to Broker and any co-broker, with the division of such amount between Broker and the Co-broker to be upon such basis as provided in Section 1, 2, or 3.

Leasing Agreement